Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(f)

Registration No. 333-176775

August 19, 2013

Inland Real Estate INCOME Trust, Inc.

Inland Real Estate Income Trust, Inc. (referred to herein as “us,” “we,” “our” or the “Company”) has filed a registration statement on Form S-11 (including a prospectus) with the Securities and Exchange Commission (the “SEC”) on September 12, 2011, and the registration statement became effective on October 18, 2012, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, as supplemented, and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the Company, the dealer manager or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 826-8228.

Commercial Property Executive, a print and online real estate industry publication, published an online article on August 14, 2013, the full text of which is reproduced below, after asking for and obtaining an interview with Brian Conlon, the chief executive officer of our sponsor, and Robert Parks, the chairman of our sponsor.

The article was not prepared or reviewed by the Company or any of its affiliates prior to publication. Commercial Property Executive, the publisher of the article, routinely publishes articles on real estate business news, including company profiles. Commercial Property Executive is wholly unaffiliated with the Company, and neither the Company, its sponsor, Inland Real Estate Investment Corporation, nor any of its affiliates have made any payment or given any consideration to Commercial Property Executive in connection with the article below or any other matter published by Commercial Property Executive concerning the Company or any of its affiliates. Statements in the article that are not attributed directly to Messrs. Conlon and Parks represent the author’s or others’ opinions and are not endorsed or adopted by the Company or any of its affiliates.

Full Text of Commercial Property Executive Article

August 14, 2013

Brian Conlon Exits Retirement, Returns to Inland Family as Inland Securities CEO

By Barbra Murray, Contributing Editor

Brian Conlon

Retirement or real estate? It’s real estate for Brian Conlon, former CEO of Inland Real Estate Investment Corp. Conlon bid adieu to his position and the real estate industry at the close of 2012 but now he’s back as CEO of Inland Securities Corp., the managing broker-dealer for Inland Investments.

“I really missed the day-to-day challenges of the industry, and also the day-to-day interaction with my Inland colleagues as well as my industry counterparts,” Conlon told Commercial Property Executive. “It’s an exciting time in the industry right now, and given Inland’s leadership, expertise and integrity, once I decided to come back it was an easy decision to return to Inland.”

The end of what turned out to be an approximately half-year hiatus for Conlon comes 30 years after he kicked off his career in the securities business, and 14 years after he first landed at Inland. In his new position as Inland Securities CEO, he will spearhead the company’s public and private capital raising activities via a group of internal and external wholesalers across the country. Conlon is no stranger to Inland Securities, as he has a long history with the  entity that serves as the dealer manager for real estate investment programs offered by Inland Investments and its subsidiaries. He commenced his career with the Inland family in 1999 as executive vice president of Inland Securities, later moving up the ladder to become director and president. He continued to perform in those roles until his departure from Inland at the end of last year.

Talk about a perfect fit for a job. And he’s being welcomed back with open arms. “We are excited that Brian is returning to Inland, where his extensive securities sales experience, industry knowledge, and previous leadership have been critical components of our success,” Bob Parks, Chairman of Inland Investments, said in a prepared statement.

Conlon is ready to go, with a clear vision for Inland Securities’ direction. “Our goal through the end of 2014 is to execute the capital raise of $1.5 billion for Inland Real Estate Income Trust Inc.,” he added. “In addition, we’re aiming to continue the sales growth of our DST and private placement business through Inland Private Capital Corporation.”